UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2011

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BANCORP RHODE ISLAND, INC.
(Exact name of registrant as specified in its charter)

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Rhode Island
(State or other jurisdiction of incorporation)

333-33182                     05-0509802
(Commission File Number)              (IRS Employer Identification Number)

One Turks Head Place, Providence, Rhode Island 02903
(Address of principal executive offices)

(401) 456-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 5.07. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On September 8, 2011, Bancorp Rhode Island, Inc. (the “Company”) held a Special Meeting of Shareholders (the “Meeting”) in Providence, Rhode Island.  Of the 4,684,705 shares of the Company’s common stock outstanding as of the record date for the Meeting, 3,802,919 shares were present or represented by proxy at the Meeting.

At the Meeting, the shareholders voted to (i) approve the Agreement and Plan of Merger (the “Merger Agreement”) by and between the Company and Brookline Bancorp, Inc. (“Brookline”), dated as of April 19, 2011 and (ii) approve an advisory (non-binding) proposal on the golden parachute compensation payable to named executive officers of the Company in connection with the merger with Brookline.

The voting results from the Meeting were as follows:

	For	Against	Abstain
PROPOSAL 1—To approve the Agreement and Plan of Merger by and between the Company and Brookline, dated as of April 19, 2011	3,792,588	10,330	1

PROPOSAL 2 – To approve an advisory (non-binding) proposal on the golden parachute compensation payable to named executive officers of the Company in connection with the merger with Brookline	3,597,517	196,388	9,014

In connection with the Meeting, the Company also solicited proxies with respect to a proposal to adjourn the Meeting at a later date or time, if necessary or appropriate, in the event there were not sufficient votes in favor of the Merger Agreement at the time of the Meeting.  The adjournment proposal was withdrawn and not submitted to the shareholders of the Company for approval at the Meeting because Company shareholders approved the Merger Agreement, as noted above.

A copy of the Company’s press release relating to the shareholder approval of the Merger Agreement is attached hereto as Exhibit 99.1 to this report.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibit

Exhibit no.                      Exhibit

99.1                          Press Release dated September 8, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORP RHODE ISLAND, INC.

Date: September 8, 2011	By:	/s/ Linda H. Simmons
Linda H. Simmons
Chief Financial Officer